Exhibit 99.1

The Global Power Company	NEWS RELEASE

Media Contact: Robin Pence 703-682-6552

Investor Contact: Scott Cunningham 703-682-6336

ROGER SANT TO RETIRE FROM AES BOARD OF DIRECTORS

AES Co-Founder Served on the Board for Nearly 25 Years

ARLINGTON, VA., March 7, 2006 — The AES Corporation (NYSE:AES) today announced that AES Chairman Emeritus and co-founder Roger Sant is retiring from the AES Board of Directors after nearly 25 years of service and would not seek reelection for 2006.

Roger Sant, who co-founded AES in 1981, served as the company’s Chairman of the Board from 1981 through May 2003 and as a Director to the present.  He also held the position of president and chief executive officer from 1981 through 1986 and chief executive officer through May 1993.  During his tenure, AES grew from a small start-up with one million dollars of venture capital and six people with the dream of starting a new non-regulated power industry, to one of the world’s largest global power companies with operations in 26 countries on five continents, 30,000 employees worldwide and revenues approaching ten billion dollars.

“Roger has been a true leader in our industry.  His foresight in seeing the potential of this sector, and the ingenuity and leadership he displayed in helping to change the industry in the face of very substantial obstacles, are characteristics and accomplishments that will be discussed in business schools for years to come,” said AES President and Chief Executive Officer Paul Hanrahan.  “For nearly 25 years, Roger dedicated himself not only to AES, but to bringing electricity to people throughout the world in socially responsible ways, notably in places where people had never before had the benefit of reliable and affordable electric power.  While we will certainly miss his counsel as a director, his humanitarian approach and outlook to business remains a cornerstone of the AES culture and is carried on by the thousands of people he has touched and influenced over the years.”

“Roger Sant has done an enormous service by building AES.  He has demonstrated the creative power of innovation, entrepreneurship, and social responsibility in the energy sector,” said AES Chairman of the Board Richard Darman.  “After 25 years of service, it is understandable that he might choose to leave the AES Board.  But there is no escaping the fact that he will be missed, and that in many respects he is irreplaceable.  I personally am deeply grateful for his having invited me to join the Board.  And looking forward, I am consoled by his willingness to continue to give us the benefit of his uniquely informed and sage counsel.”

“No one can leave an enterprise one has helped create, and a group of friends and colleagues one has worked with, encouraged, and been inspired by, without at least a tinge of sadness.  But I am confident in the leadership of Paul Hanrahan, who I helped recruit to AES nearly 20 years ago, and in the stewardship and guidance of Dick Darman and the remainder of the Board,” Sant said.  “The company is strong and growing stronger, and I fully expect its strategic direction to evolve in directions that will play to existing strengths as well as develop new ones.  I am enormously proud of what all of us have had a hand in creating.  It is, however, time to make room for others to step in with innovative ideas and new inspiration.”

Long a committed environmentalist, Sant was responsible for many firsts in the industry, helping deliver electricity in an environmentally responsible way.  He is credited with leading AES in the late 1980’s to become one of the first companies to voluntarily take steps to help counter the effects of carbon dioxide emissions on global warming, when the company sponsored the planting of 50 million trees in Guatemala and preserved thousands of acres of rain forest in South America.  Even the company’s initial project in Houston, Texas used a non-traditional approach to reclaim gypsum from its waste stream and sell it to a nearby company to make wallboard—a set of arrangements that had never before been done in the US.

Before he co-founded AES, Sant was a senior official at the US Federal Energy Administration, where he served as Assistant Administrator for Energy Conservation and Environment.   He subsequently founded the Energy Productivity Center affiliated with Carnegie Mellon University.  He earlier served as a finance professor at the Stanford University School of Business, and co-founded a successful chemical instrumentation company called Finnigan Instruments.  He currently is Chairman of the Board of The Summit Foundation and the Summit Fund of Washington, Chairman of the Executive Committee and member of the Smithsonian Institution Board of Regents, and serves on the Board of Directors of Marriott International, Inc., The World Wildlife Fund (which he chaired from 1994 — 2000), The Anacostia Waterfront Corporation, the National Symphony Orchestra, DC College Access Program, and Tudor Place.

About AES

AES is one of the world’s largest global power companies, with 2004 revenues of $9.5 billion.  With operations in 26 countries on five continents, AES provides power to people in more countries around the world than any other company.  Through 129 generation facilities and 14 regulated utilities, AES has the capacity to generate 44,000 megawatts of electricity and provide power to 100 million people worldwide.  Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs.  To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

###